Zhongpin Inc.	Exhibit 99.1
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Announces Common Stock Offering

New York, October 8, 2009 /PRNewswire-FirstCall/ -- Zhongpin Inc. (“Zhongpin”, Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China, today announced that it intends to offer shares of its common stock in a public offering. Piper Jaffray & Co. is acting as the sole book-running manager for the offering and Susquehanna Financial Group, LLLP is acting as co-manager.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on June 18, 2009 and amended on July 14, 2009. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of such state. When available, copies of the prospectus supplement relating to this offering may be obtained by contacting Piper Jaffray & Co. at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402 or by calling (800) 747-3924.

About Zhongpin

Zhongpin Inc. is a meat and food processing company that specializes in pork, pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes more than 3,000 retail outlets. Zhongpin's export markets include the European Union and Southeast Asia. For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Investor Relations Manager
Telephone +86 10 8286 1788 extension 101 in Beijing
ir@zhongpin.com

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86 10 8286 1788 extension 104 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Yuanyuan Chen (English and Chinese)
Telephone +86 10 5971 2001 in Beijing
Mobile +86 139 2337 7882 in Beijing
ychen@christensenir.com

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com

Ms. Kathy Li (English and Chinese)
Telephone +1 212 618 1978 in the US
kli@christensenir.com

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